Exhibit 99.1

Flextronics contacts:

Thomas J. Smach

Chief Financial Officer

+1.408.576.7722

investor_relations@flextronics.com

Renee Brotherton

Senior Director of Corporate Marketing

+1.408.576.7189

renee.brotherton@flextronics.com

FLEXTRONICS ANNOUNCES FOURTH QUARTER

AND FISCAL YEAR RESULTS

Singapore, April 27, 2006 – Flextronics (NASDAQ: FLEX) today announced results for its fourth quarter and fiscal year ended March 31, 2006. As announced last week, Flextronics entered into a definitive agreement to sell its software development and solutions business to an affiliate of Kohlberg Kravis Roberts & Co. As such, the software business and the semiconductor division, which was divested by Flextronics in September 2005, are being treated as discontinued operations in the accompanying financial statements. The network services division that was also divested by Flextronics in September 2005 does not meet the criteria for discontinued operations treatment under generally accepted accounting principles (GAAP) and as such its historical results remain in continuing operations.

(USD in millions, except EPS)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2006	2005	2006	2005
Non-GAAP total net sales	$3,597	$3,613	$15,566	$15,908
Net sales attributable to discontinued operations	$66	$73	$278	$177
GAAP net sales from continuing operations	$3,531	$3,540	$15,288	$15,731
GAAP net income	$43	$74	$141	$340
Net income, excluding intangible amortization, restructuring and other charges (1)	$98	$95	$417	$388
Diluted GAAP EPS	$0.07	$0.12	$0.24	$0.58
Diluted EPS, excluding intangible amortization, restructuring and other charges (1)	$0.16	$0.16	$0.69	$0.66

(1)	See Note 1 on Schedule IV attached to this press release

Quarterly and Fiscal Year Results

Net sales from continuing operations amounted to $3.5 billion in the fourth quarters ended March 31, 2006 and 2005. Excluding the net sales from the divested Network Services division of $207 million in the fourth quarter ended March 31, 2005, net sales from continuing operations grew 6% on a year-over-year basis in the fourth quarter ended March 31, 2006.

Net sales from continuing operations amounted to $15.3 billion in the year ended March 31, 2006 as compared to $15.7 billion in the year ended March 31, 2005. Excluding the net sales from the divested Network Services division of $275 million and $766 million in the years ended March 31, 2006 and 2005, respectively, net sales from continuing operations amounted to $15.0 billion in the years ended March 31, 2006 and 2005.

Excluding intangible amortization, restructuring and other charges, net income for the fourth quarter ended March 31, 2006 increased 3% to $98 million, or $0.16 per diluted share, compared with $95 million, or $0.16 per diluted share, in the year ago quarter. After-tax amortization, restructuring and other charges amounted to $55 million in the fourth quarter ended March 31, 2006, compared to $21 million in the year ago quarter. As a result, GAAP net income amounted to $43 million, or $0.07 earnings per diluted share, in the fourth quarter ended March 31, 2006, as compared to $74 million, or $0.12 per diluted share, in the year ago quarter.

Excluding intangible amortization, restructuring and other charges, net income for the year ended March 31, 2006 increased 7% to $417 million, or $0.69 per diluted share, compared with $388 million, or $0.66 per diluted share, for the year ended March 31, 2005. After-tax amortization, restructuring and other charges amounted to $276 million in the year ended March 31, 2006, compared to $49 million in the year ended March 31, 2005. As a result, GAAP net income amounted to $141 million, or $0.24 earnings per diluted share, in the year ended March 31, 2006, as compared to $340 million, or $0.58 per diluted share, in the year ended March 31, 2005.

During the current fiscal year, the Company increased its cash and certificates of deposit by $129 million to $1 billion as of March 31, 2006 and reduced its net debt by $270 million to $596 million. The Company generated cash flow from operations of $591 million in the year ended March 31, 2006.

Mike McNamara, Chief Executive Officer of Flextronics stated, “We are extremely pleased with our working capital management for the quarter, as we were able to reduce our cash conversion cycle to 10 days compared with 15 days in the year ago quarter. Overall, we feel fiscal 2006 was very successful for the Company as we executed on our plan to divest non-core assets and focus our efforts and resources on the reacceleration of the significant growth opportunities in our core EMS business. As a result, during the year we divested our network services and semiconductor businesses and recently announced a definitive agreement to sell our software business. By monetizing these non-core assets at substantial gains over carrying values, Flextronics will have generated cash proceeds in excess of $1.1 billion, assuming the software transaction closes as expected this summer.”

McNamara concluded by saying, “Fiscal 2006 was a very strong year in terms of new business wins from both new and existing customers. We think this should start showing up in our revenue growth rates in the second half of calendar 2006.”

Guidance

Management provided guidance for total earnings per diluted share of $0.16 to $0.17 (including discontinued operations but excluding amortization of intangibles and stock-based compensation expense) and revenues from continuing operations of $3.7 billion to $3.9 billion for the June 2006 quarter. Quarterly GAAP earnings per diluted share are expected to be lower than the guidance provided herein by approximately $0.03 per diluted share reflecting quarterly intangible amortization and stock-based compensation expense.

2004 Award Plan for New Employees

On April 13, 2006, the Company granted options from its 2004 Award Plan for New Employees to purchase an aggregate of 512,550 ordinary shares. The options have an exercise price of $10.78 (which is equal to the closing price of our ordinary shares on the grant date, as quoted on the NASDAQ National Market), will expire 10 years after the date of grant (or upon termination of employment, if earlier), and will become exercisable over four years, with the first 25% becoming exercisable on the first anniversary of the date of grant and the remainder becoming exercisable in equal monthly installments thereafter. Also on April 13, 2006, the Company granted 100,000 share bonus awards from its 2004 Award Plan for New Employees. The share bonus awards will become vested in five equal annual installments beginning on the first anniversary of the grant date, and any unvested awards will expire upon termination of employment. All options and share bonus awards were granted to new employees.

Conference Call and Web Cast

A conference call hosted by Flextronics’ management will be held today at 1:30 p.m. PDT to discuss the Company’s financial results and its outlook. This call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com. Additional information in the form of a slide presentation that summarizes the quarterly results may also be found on the Company’s site. A replay of the broadcast will remain available on the Company’s website after the call.

Minimum requirements to listen to the broadcast are Microsoft Windows Media Player software (free download at http://www.microsoft.com/windows/windowsmedia/download/default.asp) and at least a 28.8 Kbps bandwidth connection to the Internet.

About Flextronics

Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to aerospace, automotive, computing, consumer digital, industrial, infrastructure, medical and mobile OEMs. With fiscal year 2006 revenues from continuing operations of USD$15.3 billion, Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in over 30 countries on five continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.

# # #

This press release contains forward-looking statements within the meaning of federal securities laws. These forward-looking statements include statements related to revenue growth, the opportunities for growth in our core EMS business and the proposed divestiture of our software services business. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks include that the divestiture may not be completed as planned; that we may not realize expected returns from our retained interests in divested businesses; that we may not be successful in redeploying cash proceeds from our recent and pending divestitures in a manner that achieves improved profitability; that growth in our core EMS business (including our agreement with Nortel) may not occur as expected or at all; that we may not be able to obtain new customer programs, or that if we do obtain them, the risk that they may not contribute to our revenue or profitability as expected or at all; competition in our industry; the challenges of international operations; our dependence on industries that continually produce technologically advanced products with short life cycles; our ability to respond to changes in economic trends, to fluctuations in demand for our customers’ products and to the short-term nature of our customers’ commitments; the challenges of effectively managing our operations; the challenges of integrating acquired companies or assets; our dependence on a small number of customers for the majority of our sales; our reliance on strategic relationships with major customers; the impact on our margins and profitability resulting from substantial investments and start-up and integration costs in our components, design and ODM capabilities; production difficulties, especially with new products; changes in government regulations and tax laws; our exposure to potential litigation relating to intellectual property rights, product warranty and product liability; the effects of customer bankruptcies; potential impairment of our intangible assets and the other risks described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Form 10-K, 10-Q and 8-K that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flextronics assumes no obligation to update these forward-looking statements.

SCHEDULE 1

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the three months ended March 31, 2006 (2)					For the three months ended March 31, 2005 (2)
	Non-GAAP	Discontinued Operations	Continuing Operations	Required Adjustments	GAAP	Non-GAAP	Discontinued Operations	Continuing Operations	Required Adjustments	GAAP
Net sales	$3,597,341	$66,452	$3,530,889	$—	$3,530,889	$3,612,912	$73,050	$3,539,862	$—	$3,539,862
Cost of sales	3,359,408	41,860	3,317,548	—	3,317,548	3,350,127	43,595	3,306,532	—	3,306,532
Restructuring and other charges	—	—	—	56,481	56,481	—	—	—	7,610	7,610

Gross profit	237,933	24,592	213,341	(56,481)	156,860	262,785	29,455	233,330	(7,610)	225,720
Selling, general and administrative expenses	120,542	11,183	109,359	—	109,359	144,585	19,626	124,959	—	124,959
Restructuring and other charges (income)	—	—	—	7,668	7,668	—	—	—	—	—

Operating income	117,391	13,409	103,982	(64,149)	39,833	118,200	9,829	108,371	(7,610)	100,761
Intangible amortization	—	—	—	8,270	8,270	—	—	—	7,121	7,121
Interest and other expense, net	19,354	987	18,367	(18,013)	354	26,250	2,063	24,187	1,415	25,602
Loss on early extinguishment of debt	—	—	—	—	—	—	—	—	16,328	16,328

Income before income taxes	98,037	12,422	85,615	(54,406)	31,209	91,950	7,766	84,184	(32,474)	51,710
Provision for (benefit from) income taxes	72	2,533	(2,461)	(3,233)	(5,694)	(3,334)	2,220	(5,554)	(19,403)	(24,957)

Net income from continuing operations			$88,076	(51,173)	36,903			$89,738	(13,071)	76,667

Income from discontinued operations (net of tax of $1,790 and $1,335, respectively)		$9,889		(3,844)	6,045		$5,546		(7,969)	(2,423)

Net income	$97,965			$(55,017)	$42,948	$95,284			$(21,040)	$74,244

Earnings per share:
Net income from continuing operations
Basic					$0.06					$0.14

Diluted					$0.06					$0.13

Income from discontinued operations
Basic					$0.01					$—

Diluted					$0.01					$—

Net income
Basic	$0.17				$0.07	$0.17				$0.13

Diluted	$0.16				$0.07	$0.16				$0.12

Shares used in computing per share amounts:
Basic	577,741				577,741	566,912				566,912

Diluted	602,218				602,218	597,628				597,628

(2)	See Note 2 on Schedule IV attached to this press release.

SCHEDULE II

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the twelve months ended March 31, 2006 (3)					For the twelve months ended March 31, 2005 (3)
	Non-GAAP	Discontinued Operations	Continuing Operations	Required Adjustments	GAAP	Non-GAAP	Discontinued Operations	Continuing Operations	Required Adjustments	GAAP
Net sales	$15,565,994	$278,018	$15,287,976	$—	$15,287,976	$15,908,223	$177,506	$15,730,717	$—	$15,730,717
Cost of sales	14,527,208	172,747	14,354,461	—	14,354,461	14,827,860	107,328	14,720,532	—	14,720,532
Restructuring and other charges	—	—	—	185,631	185,631	—	—	—	78,381	78,381

Gross profit	1,038,786	105,271	933,515	(185,631)	747,884	1,080,363	70,178	1,010,185	(78,381)	931,804
Selling, general and administrative expenses	525,124	61,178	463,946	—	463,946	568,533	42,926	525,607	—	525,607
Restructuring and other charges	—	—	—	37,815	37,815	—	—	—	16,978	16,978

Operating income	513,662	44,093	469,569	(223,446)	246,123	511,830	27,252	484,578	(95,359)	389,219
Intangible amortization	—	—	—	37,160	37,160	—	—	—	33,541	33,541
Interest and other expense, net	88,757	5,023	83,734	(15,688)	68,046	94,205	4,209	89,996	(13,491)	76,505
Gain on divestiture of operations	—	—	—	(23,819)	(23,819)	—	—	—	—	—
Loss on early extinguishment of debt	—	—	—	—	—	—	—	—	16,328	16,328

Income before income taxes	424,905	39,070	385,835	(221,099)	164,736	417,625	23,043	394,582	(131,737)	262,845
Provision for (benefit from) income taxes	7,566	7,968	(402)	54,620	54,218	29,234	6,588	22,646	(91,298)	(68,652)

Net income from continuing operations			$386,237	(275,719)	110,518			$371,936	(40,439)	331,497

Income from discontinued operations (net of tax of $35,535 and $5,690, respectively)		$31,102		(458)	30,644		$16,455		(8,081)	8,374

Net income	$417,339			$(276,177)	$141,162	$388,391			$(48,520)	$339,871

Earnings per share:
Net income from continuing operations
Basic					$0.19					$0.60

Diluted					$0.18					$0.57

Income from discontinued operations
Basic					$0.05					$0.02

Diluted					$0.05					$0.01

Net income
Basic	$0.73				$0.25	$0.70				$0.61

Diluted	$0.69				$0.24	$0.66				$0.58

Shares used in computing per share amounts:
Basic	573,520				573,520	552,920				552,920

Diluted	600,604				600,604	585,499				585,499

(3)	See Note 3 on Schedule IV attached to this press release.

SCHEDULE III

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2006	March 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$942,859	$869,258
Certificates of deposit	55,672	—
Accounts receivable, net	1,496,520	1,787,006
Inventories	1,738,310	1,513,715
Deferred income taxes	10,688	10,815
Current assets of discontinued operations	88,464	79,852
Other current assets	564,423	526,519

Total current assets	4,896,936	4,787,165
Property and equipment, net	1,586,486	1,669,876
Deferred income taxes	628,296	684,301
Goodwill and other intangibles, net	2,791,791	3,047,511
Non-current assets of discontinued operations	575,008	494,670
Other assets	462,379	324,049

Total assets	$10,940,896	$11,007,572

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Bank borrowings, current portion of long-term debt and capital lease obligations	$106,099	$26,140
Accounts payable	2,758,019	2,505,719
Current liabilities of discontinued operations	58,251	66,704
Other current liabilities	1,035,935	1,281,631

Total current liabilities	3,958,304	3,880,194
Long-term debt, net of current portion:
Zero Coupon Convertible Junior Subordinated Notes due 2008	195,000	200,000
1 % Convertible Subordinated Notes due 2010	500,000	500,000
6 1/2 % Senior Subordinated Notes due 2013	399,650	399,650
6 1/4 % Senior Subordinate Notes due 2014	390,548	490,270
Other long-term debt and capital lease obligations	3,777	119,091
Non-current liabilities of discontinued operations	33,419	50,995
Other liabilities	105,551	143,324
Total shareholders’ equity	5,354,647	5,224,048

Total liabilities and shareholders’ equity	$10,940,896	$11,007,572

SCHEDULE IV

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO PRESS RELEASE AND UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

(In thousands)

(1)	The non-GAAP financial measures disclosed in this press release exclude certain amounts that are included in the most directly comparable measures under Generally Accepted Accounting Principles (“GAAP”). Non-GAAP results from continuing operations include the results of our discontinued operations. Non-GAAP results also exclude after-tax intangible amortization, gains and losses from divestitures, restructuring and other charges attributable to continued and discontinued operations. The reconciliation of non-GAAP results to GAAP results is illustrated in Schedules I and II attached to this press release.

(2)	The non-GAAP financial measures exclude certain amounts that are included in the most directly comparable measures under Generally Accepted Accounting Principles (“GAAP”). Non-GAAP results exclude after-tax intangible amortization, restructuring and other charges or income. The Company recorded intangible amortization expense of $12.9 million (including $4.6 million attributable to discontinued operations) and $16.0 million (including $8.9 million attributable to discontinued operations) during the quarters ended March 31, 2006 and 2005, respectively. The Company also recorded pre-tax restructuring charges of $64.1 million and $7.6 million during the quarters ended March 31, 2006 and 2005, respectively, which were primarily related to the closures and consolidations of various manufacturing facilities. The $18.0 million of income included in interest and other expense net during the quarter ended March 31, 2006 is comprised of a $20.6 million net gain recognized by the Company as the result of the liquidation of certain international entities, offset by $2.6 million of intangible amortization expense associated with the Company’s equity in earnings of unconsolidated subsidiaries. In addition, during the quarter ended March 31, 2005, the Company recorded losses of $16.3 million associated with the early extinguishment of its 9 3/4% senior subordinated notes due 2010, and $1.4 million for other than temporary impairment of its investments in certain non-publicly traded companies. The tax impacts related to all of these items and other non-operational tax adjustments amounted to a tax benefit of $4.0 million and $20.3 million in the quarters ended March 31, 2006 and 2005, respectively.

(3)	The non-GAAP financial measures exclude certain amounts that are included in the most directly comparable measures under Generally Accepted Accounting Principles (“GAAP”). Non-GAAP results exclude after-tax intangible amortization, gains and losses from divestitures, restructuring and other charges or income. The Company recorded intangible amortization expense of $53.8 million (including $16.6 million attributable to discontinued operations) and $42.5 million (including $9.0 million attributable to discontinued operations) during the year ended March 31, 2006 and 2005, respectively. The Company also recorded pre-tax restructuring charges of $215.7 million and $95.4 million during the year ended March 31, 2006 and 2005, respectively, which were primarily related to the closures and consolidations of various manufacturing facilities. Further, the Company recognized $7.7 million and $7.6 million in executive separation costs during the years ended March 31, 2006 and 2005, respectively. The divestitures of the Semiconductor and Network Services divisions resulted in a pre-tax gain of $67.6 million for the year ended March 31, 2006, of which $43.8 million was attributable to discontinued operations. The $15.7 million of income included in interest and other expense net during the year ended March 31, 2006 is comprised of a $20.6 million net gain recognized by the Company as the result of the liquidation of certain international entities, offset by $4.9 million of intangible amortization expense associated with the Company’s equity in earnings of unconsolidated subsidiaries. In addition, during the year ended March 31, 2005 the Company recognized a $29.3 million gain from the liquidation of certain international entities. The Company also recognized a loss of $16.3 million associated with the early extinguishment of its 9 3/4% senior subordinated notes due 2010, and a $8.2 million loss for the other than temporary impairment of its investments in certain non-publicly traded companies during the year ended March 31, 2005. The tax impacts related to all of these items and other non-operational tax adjustments amounted to a tax provision of $82.2 million and a tax benefit of $92.2 million in the years ended March 31, 2006 and 2005, respectively.